Exhibit 99.2

1 BankUnited Financial Corporation Fiscal 2008 Third-Quarter Financial Results

2 Forward-Looking Information This presentation may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the company's earnings and performance in future periods.  Words and phrases such as: “will,” "expect," "anticipate," "estimate," "project," "believe," "intend," "should," “would,” "may," "can," "could," "plan," "target" and similar expressions are intended to identify "forward-looking statements."  Actual results or performance could differ from those implied or contemplated by such statements.  Factors that could cause future results and performance to vary materially from management expectations include, but are not limited to, national and regional business and economic conditions, fiscal and monetary policies; natural events such as hurricanes; changes in interest rates; changes in policy or discretionary decisions by the federal home loan banks or the federal reserve; a reduced demand for credit; a decrease in deposit flows, loan demand or deposit or other customers; risks associated with residential mortgage lending or a slowdown in the housing market, including, without limitation, continued deterioration in credit quality, reduced real estate values and slower sales, interest rate changes, payment elections by borrowers of option ARM loans and deterioration in the ability of borrowers to repay their loans and other debts; competition from other financial service companies in our markets; potential or actual litigation; potential or actual actions by regulators, including, without limitation, new, changed or increased regulatory restrictions; changes in regulations, laws, policies or standards, including, among others, changes in accounting standards, guidelines, interpretations or policies; the outcome of ongoing tax audits; the issuance, redemption or deferral of payments on company debt or equity; the concentration of operations in Florida; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the company’s common stock; unfavorable conditions in the capital markets; the possible loss of key personnel; the possible inability to successfully implement strategic initiatives, and mortgage loss mitigation programs/homeowner assistance programs, and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, price, products and delivery of services.  Neither the success, timing, nor terms of the Company’s capital raising efforts are certain.  The Company is not able to make any assurances, including but not limited to any assurances that any increased rate of sale of foreclosed homes will continue in future periods, the percentage of such unsold homes in escrow or under negotiation will be representative of the number or percentage of homes sold in future periods, the quality of our loan portfolio will continue in future periods, we will have adequate liquidity in future periods, or our capital levels will continue to exceed or be considered “well-capitalized” levels in future periods.  The Company does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required by law.  Please refer to the documents that BankUnited Financial Corporation files periodically with the SEC, such as the Form 10-K for the 2007 fiscal year, and reports on Form 10-QA for the March 31, 2008 period, which contain additional important factors that could cause actual results to differ from the company’s current expectations and from the forward-looking statements contained in this presentation.

3 Third-Quarter Review Loss of $117.7 million, or $3.35 per share Recorded a provision for loan losses of $130 million reflecting the nationwide deterioration in the housing market and the rising level of delinquencies Other-than-temporary impairments of $25.1 million, pre-tax on preferred securities of government-sponsored entities and certain mortgage-backed securities

4 Protecting and Strengthening Capital Position Strengthening of  BankUnited, FSB capital through an $80 million contribution from BankUnited Financial Corporation Reduction of expenses Suspending dividends on common stock Waiver by certain holders of receipt of preferred dividends Shrinking the balance sheet Residential loan balances decreased $302 million to $9.5 billion from the quarter ended March 31, 2008 Originating only saleable conforming mortgages

5 Mortgage Assistance Efforts Launched formal Mortgage Assistance Program Waiving pre-payment fees on option ARM loans Working with borrowers to move from option ARM loans to traditional mortgage products  including government agency loans Converting non-conforming option ARM loans to saleable to the agencies will facilitate cost reductions Helping customers avoid payment shock Helping borrowers stay in their homes

6 Retail Commercial Bank Retail commercial bank is performing well Total deposits of $7.6 billion at June 30, 2008, a 9.2% increase from June 30, 2007 Core deposits of $5.3 billion at June 30, 2008,  a 6.1% increase from June 30, 2007 Commercial and Commercial Real Estate loan balances increased to $1.3 billion at June 30, 2008 up from $1.2 billion at June 30, 2007

7 Retail Commercial Bank We continue to build strong relationships with our customers Neighborhood Banking at June 30, 2008 102,000 households Average household deposits of ~ $64,000 2.071 services per household Building relationships through Wealth Management Referrals have increased significantly Insurance and investment sales income increased to $1.8 million for the quarter ended June 30, 2008, a 8% increase from $1.7 million in June 30, 2007

8 Third-Quarter 2008 Credit Summary Provision for loan loss of $130 million; net charge-offs of $22.7million Residential and consumer residential net charge-offs of $22.4 million; including $10.7 million in estimated recoveries from mortgage insurance Consumer net charge-offs of $64,000 Commercial and Commercial Real Estate net charge-offs of $165,000 Non-Performing Assets

9 Third-Quarter 2008 Credit Summary

10 June 30, 2008 - Total Non-performing Loans Total NPLs $982.3 million

11 June 30, 2008 - C&I and CRE Portfolio Balances by Product Non-performing Loans by Product Total: $1,315 million Total: $77 million

12 June 30, 2008 - Residential Loan Portfolio - Documentation Currently, only full documentation loans are being produced

13 Mortgage Insurance Coverage 19%, or $1.8 billion, of the residential loan portfolio had mortgage insurance as of June 30, 2008 29% of the 2006 vintage is covered by mortgage insurance

14 Real Estate Owned (REO) Activity Accelerating disposition of REOs Increasing sales prior to foreclosure

15 Residential Loan Delinquency Trends 1,2 (Gp:) 2006 (Gp:) 2007 (Gp:) 2008 Note: 1  As of July 2008 2   Includes only 1, 2 and 3 missed payments

16 BankUnited Financial Corporation Thank You